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                                                                      EXHIBIT 11

MIGRATEC, INC. AND SUBSIDIARY

Computations of Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share as calculated in accordance with FASB 128.

                                                          For the three months ended           For the six months ended
                                                                   June 30,                           June 30,
                                                            1999              1998              1999              1998
                                                        ------------      ------------      ------------      ------------
Numerator:
   Numerator for basic and diluted loss per share -
   Loss before extraordinary item                       $   (821,969)     $ (1,094,387)     $ (1,604,777)     $ (2,341,688)

   Extraordinary income                                           --           251,094                --           256,344

                                                        ------------      ------------      ------------      ------------

   Net loss                                             $   (821,969)     $   (843,293)     $ (1,604,777)     $ (2,085,344)
                                                        ============      ============      ============      ============

Denominator:
   Denominator for basic loss per share -
   Weighted average shares                                48,838,776        41,987,145        47,050,875        36,442,256

Effect of dilutive securities:
   Stock options and warrants                                     --                --                --                --
                                                        ------------      ------------      ------------      ------------

   Dilutive potential common shares                               --                --                --                --
                                                        ------------      ------------      ------------      ------------

   Denominator for diluted earnings per share -
   adjusted weighted average shares and assumed
   conversions                                            48,838,776        41,987,145        47,050,875        36,442,256
                                                        ============      ============      ============      ============

   Basic loss per share                                 $     (0.017)     $     (0.020)     $     (0.034)     $     (0.057)
                                                        ============      ============      ============      ============
   Diluted loss per share                               $     (0.017)     $     (0.020)     $     (0.034)     $     (0.057)
                                                        ============      ============      ============      ============


As MigraTEC incurred a net loss for the three months and six months ended June 30, 1999 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been anti-dilutive.



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